McGladrey & Pullen
Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-122820 of American Caresource Holdings, Inc. on Amendment No. 8 to Form SB-2, of our report, dated February 18, 2005, except for share and per share data as to which the date is November 14, 2005, on American Caresource Holdings, Inc., which is part of this Registration Statement.

We also consent to the reference to our Firm under the Captions "Experts" in such Registration Statement.

McGladrey & Pullen, LLP

Des Moines, Iowa
November 15, 2005

McGladrey & Pullen, LLP is an independent member firm of RSM International, an affiliation of separate and independent legal entities.